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                                                                   EXHIBIT 11.01


                        ELECTRONIC ARTS INC. AND SUBSIDIARIES

                         COMPUTATION OF PER SHARE EARNINGS


                                           Years Ended March 31,
                                 -----------------------------------------
                                     1996           1995           1994
                                 -----------------------------------------
Net Income                       $40,489,000    $55,718,000    $44,737,000

Weighted average number of
outstanding shares used in
computation:
 Preferred Stock                           -              -              -
 Common Stock                     51,992,165     50,329,131     49,195,735
Number of common stock
equivalents as a result of stock
options outstanding using the
treasury stock method              2,170,355      1,967,643      3,089,977
                                  ----------     ----------     ----------
 Total common stock and           54,162,520     52,296,774     52,285,712
  equivalents                     ----------     ----------     ----------
                                  ----------     ----------     ----------

Primary and fully diluted net
 income per share                     $ 0.75         $ 1.07         $ 0.86
                                  ----------     ----------     ----------
                                  ----------     ----------     ----------

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